Exhibit 10.1

COOPERATION AND SUPPORT AGREEMENT

This Cooperation and Support Agreement (this “Agreement”) is made and entered into as of December 3, 2025 by and between Tile Shop Holdings, Inc., Delaware corporation (the “Company”), and Fund 1 Investments, LLC, a Delaware limited liability company (“Fund 1”) (each of the Company and Fund 1, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Fund 1 have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Fund 1 beneficially owns (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) an aggregate of 12,859,012 shares of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”), or approximately 28.8% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, on November 5, 2025, the Company filed a definitive Proxy Statement on Schedule 14A and a Schedule 13E-3/A with the Securities and Exchange Commission (the “SEC”) in connection with its Special Meeting of Stockholders (the “Special Meeting”) where the Company is proposing to amend its certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the issued and outstanding Common Stock (the “Reverse Stock Split Proposal”) at a ratio to be determined by the board of directors of the Company (the “Board”) within an approved range followed immediately by a forward stock split at the same ratio as part of a plan to delist the Common Stock from The Nasdaq Stock Market LLC and thereafter to terminate the registration of (or “deregister”) the Common Stock under Section 12(b) and 12(g) of the Exchange Act and suspend its duty to file periodic reports and other information under Section 13(a) thereunder (collectively, the “Going Dark Transaction”), which Reverse Stock Split Proposal was approved by the requisite stockholder vote at the Special Meeting held on December 3, 2025;

WHEREAS, as of the date hereof, the Company and Fund 1 have determined to come to an agreement with respect to the composition of the board of directors of the Company (the “Board”) following the completion of the Going Dark Transaction and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board of Appointments and Related Agreements.

(a)          Board Appointments

(i)          As promptly as practicable following the completion of the Going Dark Transaction, the Company hereby agrees that the Board shall take all actions to increase the size of the Board and to appoint two nominees as directors (such nominees, the “Fund 1 Nominees”), one of whom shall be an employee of Fund 1 (the “Fund 1 Director”), proposed by Fund 1 who satisfy the Eligibility Criteria (as defined below) and other requirements set forth in Section 1(a)(iv) below, each to serve until the next annual meeting of stockholders of the Company or action by written consent in lieu thereof, and until their respective successor is duly elected and qualified or until their earlier death, resignation or removal from office.  Fund 1 hereby agrees that it will provide all information regarding the Fund 1 Nominees required by this Agreement no later than ten (10) business days following the date hereof.

(ii)      Thereafter, in connection with each annual or special meeting of stockholders of the Company (and any adjournment, postponement, rescheduling or continuation thereof) or action by written consent in lieu thereof occurring after the date hereof (each a “Stockholder Meeting”), the Company agrees that, if directors are to be elected at such meeting, the Board shall promptly take all necessary actions to nominate (A) for so long as Fund 1 continues to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least twenty percent (20%) of the then-outstanding shares of Common Stock, two Fund 1 Nominees (or Replacement Nominees (as defined below)) and (B) for so long as Fund 1 continues to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least ten percent (10%) of the then-outstanding Common Stock (the “Minimum Ownership Threshold”), one Fund 1 Nominee (or Replacement Nominee), each for election to the Board at each Stockholder Meeting as directors of the Company for terms expiring at the Company’s next annual meeting of stockholders immediately following the Stockholder Meeting (each an “Annual Meeting”).

(iii)        The Company agrees that (A) the Company shall include the Fund 1 Nominees as nominees for election to the Board in its proxy statement (or similar materials) and proxy card (as applicable) in respect of each applicable Stockholder Meeting, subject to their satisfaction of the Eligibility Criteria and their consent to serve, for terms expiring at the next Annual Meeting and (B) the Company shall recommend, support and solicit proxies for the Fund 1 Nominees (or Replacement Nominees) at each applicable Stockholder Meeting in the same manner as it recommends, supports, and solicits proxies for the election of the Company’s other director nominees.

(iv)         If (x) any Fund 1 Nominee (or any Replacement Nominee) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director or (y) any Fund 1 Nominee is physically unable to serve as a director due to injury or disability, and at such time (A) Fund 1 beneficially owns at least the Minimum Ownership Threshold and (B) Fund 1 has not committed a material breach of this Agreement (except to the extent where such breach is capable of being cured, Fund 1 has cured such breach within 10 days’ of receipt of written notice of such breach from the Company), Fund 1 shall have the ability to recommend a person to be a replacement nominee in accordance with this Section 1(a)(iv) (any such replacement nominee that is an employee of Fund 1, when appointed to the Board, shall be referred to as a “Replacement Fund 1 Director” and any other such replacement nominee, when appointed to the Board, shall be referred to, together with the Replacement Fund 1 Director, as the “Replacement Nominees” and each of them a “Replacement Nominee”).  Any Fund 1 Nominee or Replacement Nominee must (a) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld, delayed or conditioned), (b) qualify as “independent” pursuant to any applicable exchange listing standards, if applicable, and (c) have the relevant financial and business experience to be a director of the Company (collectively, the “Eligibility Criteria”).  Fund 1 shall cause each proposed Fund 1 Nominee and each proposed Replacement Nominee to (i) submit to the Company a fully completed copy of the Company’s standard directors’ and officers’ questionnaire (as may be modified from time to time) and other reasonable and customary director onboarding documentation applicable to directors of the Company and (ii) submit to an interview with the Board and/or the Nominating and Corporate Governance of the Board (the “Nominating Committee”), in each case, promptly after it is requested by the Company.  The Nominating Committee shall make its determination and recommendation regarding whether such proposed Fund 1 Nominee or Replacement Nominee meets the Eligibility Criteria within ten (10) business days after (1) such nominee has submitted to the Company the documentation required by this Section 1(a)(iv) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating Committee.  The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(iv) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Fund 1’s submission of such nominee.  In the event the Nominating Committee does not accept a person recommended by Fund 1 as a Fund 1 Nominee or the Replacement Nominee, Fund 1 shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above.  Upon the recommendation of a Fund 1 Nominee or a Replacement Nominee by the Nominating Committee, the Board shall vote on the appointment of such Fund 1 Nominee or Replacement Nominee to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such Fund 1 Nominee or Replacement Nominee; provided, however, that if the Board does not appoint such Fund 1 Nominee or Replacement Nominee to the Board pursuant to this Section 1(a)(iv), the Parties shall continue to follow the procedures of this Section 1(a)(iv) until a Fund 1 Nominee or Replacement Nominee is elected to the Board.  Subject to any applicable exchange listing rules and applicable law, upon a Fund 1 Nominee’s or a Replacement Nominee’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Fund 1 Nominee or Replacement Nominee to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal.  Subject to any applicable exchange listing rules and applicable law, until such time as any Fund 1 Nominee or Replacement Nominee is appointed to any applicable committee of the Board, the other Fund 1 Nominee will serve as an interim member of such applicable committee.  Following the appointment of any Replacement Nominee to replace a Fund 1 Nominee in accordance with this Section 1(a)(iv), all references to such Fund 1 Nominee herein shall be deemed to include any Replacement Nominee (it being understood that this sentence shall apply whether or not references to the Fund 1 Nominees expressly state that they include any Replacement Nominee).

(v)         In the event that there is a lapse in time between the resignation or other circumstance resulting in no Fund 1 Nominee or Replacement Nominee serving on the Board, for so long as Fund 1 beneficially owns the Minimum Ownership Threshold, Fund 1 shall have the right to appoint a Fund 1 employee as an observer to the Board until such time as a Replacement Fund 1 Director has been appointed and commenced service on the Board.  During such interim period, Fund 1 shall receive:

(A)          any information reasonably requested by Fund 1;

(B)         within 45 days after the end of each of the first three quarterly accounting periods in each fiscal year, consolidated statements of earnings, stockholders’ equity and cash flows of the Company for such fiscal quarter and consolidated balance sheets of the Company as of the end of such fiscal quarter, certified by the chief financial officer or controller of the Company;

(C)          within 120 days after the end of each fiscal year, consolidated statements of earnings, stockholders’ equity and cash flows of the Company for such fiscal year and consolidated balance sheets of the Company as of the end of such fiscal year; and

(D)        within 15 days after the commencement of each fiscal year of the Company, a consolidated annual budget of the Company and its subsidiaries for such fiscal year.

(vi)       The Company agrees that, from the appointment of the Fund 1 Nominees until such time as Fund 1 no longer beneficially owns the Minimum Ownership Threshold, the size of the Board shall be no greater than eight (8) members.

(b)          Additional Agreements.

(i)           Except as otherwise set forth in this Agreement, until the later of (x) one year following the date hereof and (y) the first date on which a Fund 1 Director (including any Replacement Fund 1 Director) ceases to serve on the Board (such period, the “Standstill Period”), Fund 1 shall not, and shall cause each of its controlled affiliates not to, directly or indirectly, without the prior consent, invitation or authorization of the Company or the Board, (A) nominate or recommend for nomination any person for election at a Stockholder Meeting, (B) submit any proposal for consideration at, or bring any other business before, any Stockholder Meeting, or (C) initiate, knowingly encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any Stockholder Meeting.  Fund 1 shall not enter into any negotiations, agreements, arrangements or understandings (whether written or oral) with any other stockholder, person or entity to take any of the actions described in this Section 1(b)(i).

(ii)          At each Stockholder Meeting during the Standstill Period, Fund 1 shall appear in person or by proxy and vote all shares of Common Stock beneficially owned by Fund 1 at such Stockholder Meeting that it has the right to vote (or to direct be voted) as of the applicable record date in favor of all directors nominated by the Board for election and in the manner recommended by the Board on each other proposal brought before the Stockholder Meeting; provided, however, that Fund 1 shall be permitted to vote in its sole discretion on (x) if the Fund 1 Director (including any Replacement Fund 1 Director) is serving on the Board at such time, any proposal, other than the election of directors, that the Fund 1 Director (including any Replacement Fund 1 Director) has not approved if such director was present at the meeting when such matter was approved, and (y) any proposal with respect to any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, spin-off, split-off or other similar separation of one or more business units, sale or other disposition of all or substantially all of the Company’s assets, or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets).

(iii)        The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions to determine, in connection with the Company’s nomination of the Fund 1 Nominees and any subsequent appointment of the Fund 1 Nominees or Replacement Nominee as directors, that each of the Fund 1 Nominees and Replacement Nominees will be deemed to be “Indemnitee(s)” under the Company’s Indemnification Agreements.

2.	Additional Agreements.

(a)        Nothing in Section 2 shall be deemed to limit the exercise in good faith by any Fund 1 Nominee (or a Replacement Nominee) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

(b)        Except as specifically set forth in this Agreement and subject to applicable law and the terms of any class or series of the Company’s capital stock expressly set forth in the Company’s organizational documents, the Company agrees to treat all holders of shares of the same class and series equally and will provide substantially the same information, rights, and opportunities to all such holders on a pro rata and non-discriminatory basis.  In connection with any dividend, distribution, redemption, repurchase, conversion, split, reverse split, exchange, recapitalization, or similar corporate action with respect to a class or series of shares, each holder of shares of that class or series will be afforded the same terms, per-share consideration, and procedural rights, on a uniform and proportionate basis, as every other holder of shares of that same class or series, except to the extent differences are expressly provided in the Company’s organizational documents or a written agreement approved by such holder.

(c)        To the extent the Company offers any other stockholder, person or entity an opportunity to participate in (i) preemptive, participation, or subscription rights, (ii) tender or exchange offers, or (iii) rights offerings or similar opportunities relating to any class or series of shares or other equity securities of the Company, the Company will extend the same opportunity to Fund 1 on a pro rata and non-discriminatory basis and on substantially the same terms and timelines.

(d)        The Company will not amend, modify, restate, repeal, or otherwise change any provision of its organizational documents (including the Certificate of Incorporation or bylaws) in a way that would (a) alter or change adversely the powers, preferences or rights given to the holders of Common Stock, or (b) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to or otherwise pari passu with the Common Stock, without the prior approval of the Company’s stockholders holding at least a majority of the outstanding voting power, voting as a single class, and any separate class or series vote required by applicable law or the organizational documents.

3.	Representations and Warranties of the Company.

The Company hereby represents and warrants to Fund 1 that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Fund 1.

Fund 1 hereby represents and warrants to the Company that (a) the authorized signatory of Fund 1 set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Fund 1 thereto, (b) this Agreement has been duly authorized, executed and delivered by Fund 1, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Fund 1, enforceable against Fund 1 in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Fund 1 as currently in effect, (d) the execution, delivery and performance of this Agreement by Fund 1 does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Fund 1, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Fund 1 is deemed to beneficially own 12,859,012 shares of Common Stock, (f) as of the date hereof, except as disclosed in Fund 1’s Statement on Schedule 13D filed with the SEC on October 7, 2025, Fund 1 does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Fund 1 has not, directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate, any Fund 1 Nominee or Replacement Nominee for serving as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly, related to the Company or its securities (for the avoidance of doubt, in the case of the Fund 1 Director or any Replacement Fund 1 Director, excluding ordinary course employment agreements or arrangements with Fund 1 or any of its affiliates).  For the avoidance of doubt, nothing herein shall prohibit Fund 1 for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other entity.

5.	Public Disclosure.

Promptly following the execution of this Agreement (and by no later than 5:00 p.m. Eastern Time on the second (2nd) business day after the date hereof), the Company shall file with the SEC a Current Report on Form 8-K (the “Current Report”) disclosing the entry into this Agreement and the material terms thereof in a form mutually agreed to by both parties.  Prior to the filing of the Current Report (and otherwise subject to the terms of this Agreement), neither the Company (including the Board and any committee thereof) nor Fund 1 shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party.

6.	Specific Performance.

Each of Fund 1, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Fund 1, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses.

Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, that the Company shall reimburse Fund 1 for their reasonable and documented out-of-pocket fees and expenses incurred in connection with its engagement with the Company and negotiation and entry into this Agreement up to $75,000.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses for such communications shall be:

If to the Company:

Tile Shop Holdings, Inc.
14000 Carlson Parkway, Plymouth
Minnesota, 55441
Attention: Cabell H. Lolmaugh, Chief Executive Officer
E-mail: cabell.lolmaugh@tileshop.com

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: David E. Danovitch
Email: ddanovitch@sullivanlaw.com

If to Fund 1:

Fund 1 Investments, LLC
100 Carr 115, Unit 1900
Rincon, Puerto Rico 00677
Attention: Benjamin C. Cable
Email: ben@plpfunds.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Kenneth Mantel
Email: kmantel@olshanlaw.com

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).  For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery of facsimile).

12.	Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that during the Standstill Period, neither it nor any of its respective controlling and controlled affiliates and its and their respective officers, key employees or directors shall in any way publicly disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity in connection with the execution of this Agreement), employees, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, agents, attorneys or representatives.

13.	No Litigation.

Each Party agrees that during the Standstill Period, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any affiliate of the other Party or any of their respective current or former directors or officers, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its affiliates against the other Party or its affiliates; provided, however, that the foregoing shall not prevent any Party or any of its Representatives (as hereinafter defined) from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) as required by law in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable).  Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

14.	Company Policies.

The Parties acknowledge that, except as otherwise provided herein, at all times while serving as a director, the Fund 1 Nominees or Replacement Nominees shall comply with all company policies, including but not limited to, codes and guidelines applicable to Company directors, including the Company’s code of ethics and conduct, corporate governance guidelines, anti-bribery policy, and information security policy (collectively, the “Company Policies”).  The Company agrees and acknowledges (a) no Company Policy shall be violated by the Fund 1 Director or a Replacement Fund 1 Director receiving indemnification and/or reimbursement of expenses from Fund 1 or its affiliates in connection with his or her service or action as a principal or employee of Fund 1 or its affiliates (and not in connection with his or her service or action as a director of the Company), (b) subject to Section 15 below, no Company Policy shall apply to Fund 1 or its affiliates as a result of the Fund 1 Director or a Replacement Fund 1 Director’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as the Fund 1 and its affiliates are not directors or employees of the Company, and (c) that the Fund 1 Director or a Replacement Fund 1 Director may provide confidential information of the Company to Fund 1 and its representatives for the purpose of assisting the Fund 1 Director or a Replacement Fund 1 Director in his or her role as a director of the Company and related compliance matters for the Company and Fund 1, subject to, and solely in accordance with the terms of, a customary confidentiality agreement between Fund 1 and the Company.

15.	Securities Laws.

Fund 1 acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, of the following: (i) the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, (ii) the anti-insider trading policy set forth in Section 2 under Compliance of Laws of the Company’s Code of Business Conduct and Ethics and (iii) the provisions of U.S. Securities and Exchange Commission Regulation Fair Disclosure requiring the public announcement of previously non-public material information if that information is disclosed to anyone who has not agreed to maintain the confidentiality of that information.

16.	Entire Agreement; Amendment and Waiver; Successors and Assigns, Third Party Beneficiaries Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Fund 1.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Fund 1, the prior written consent of the Company, and with respect to the Company, the prior written consent of Fund 1.

17.	Termination.

This Agreement shall terminate and be void and of no further force and effect upon the earlier to occur of (a) the mutual written agreement of each of the Parties to terminate this Agreement, (b) Fund 1 ceases to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) at least the Minimum Ownership Threshold and (c) Fund 1 committing a material breach of this Agreement as finally determined by a court of competent jurisdiction; provided that the Company is not in material breach of this Agreement as finally determined by a court of competent jurisdiction at such time.  Upon any such termination, all rights and obligations hereunder of the Parties shall terminate without any further liability in respect thereof on the part of either Party or any of their respective affiliates or any of such party’s or affiliate’s respective directors, officers, employees or other representatives; provided, however, that Sections 1(b)(i), 1(b)(ii), 12 and 13 shall continue in force until the end of the Standstill Period.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first written above.

TILE SHOP HOLDINGS, INC.

By:	/s/ Cabell H. Lolmaugh
Name: Cabell H. Lolmaugh
Title: Chief Executive Officer

FUND 1 INVESTMENTS, LLC

By:	/s/ Jonathan Lennon
Name: Jonathan Lennon
Title: Managing Member

[Signature Page to Cooperation and Support Agreement]